UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☐
Filed by a party other than the Registrant	☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

BARNWELL INDUSTRIES, Inc.

(Exact name of registrant as specified in charter)

Ned L. Sherwood
MRMP-Managers LLC
Ned L. Sherwood Revocable Trust
Brian Henry
Heather Isidoro
Benjamin Pierson
Douglas Woodrum

 (Name of Persons Filing Consent Statement if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11

FOR IMMEDIATE RELEASE

The Sherwood Group Stands by Shareholders on the Green Card

Vero Beach, Florida, May 23, 2025 – The Sherwood Group, a long-term and significant shareholder with approximately 29.90% of the issued and outstanding shares of Barnwell Industries, Inc. (“Barnwell”, “BRN” or the “Company”) today issued the following letter to Barnwell shareholders.

To our Long-Suffering Barnwell Shareholders,

On Wednesday, Delaware Vice Chancellor Paul A. Fioravanti, Jr. entered a judgment invalidating our slate of Board candidates from being considered for election at Barnwell’s upcoming annual meeting. Not once in Judge Fioravanti’s 75-minute soliloquy reciting case after case about various technical requirements did he factor into his decision the overwhelming support received in favor of removal of management’s slate and that as of May 23 approximately 42% (and growing) of Barnwell’s outstanding shares had voted on the Green Card for the election of Brian Henry, Doug Woodrum, Ben Pierson and me (Sherwood slate) versus less than 15% of Barnwell’s shares have voted for the incumbent Barnwell Directors (Company slate)!! While we retain our right to appeal the Judge’s decision, it is very disappointing that the Delaware court blatantly ignored the will of the shareholders and opted for form over substance.

Equally troubling is the SEC’s continued failure to enforce basic standards of transparency and disclosure in Barnwell’s press releases and other filings. Years of violations of section 13(d) filings by the Magaro family have gone unaddressed and Kinzler’s blatant statements about his group of approximately 25% of Barnwell shareholders has never been questioned by the SEC!

We are obviously disappointed that all long-suffering Barnwell shareholders (along with me) will not get an opportunity via our slate to turn around Barnwell’s chronic underperformance, entrenchment tactics, clear violation of governance, and refusal to act in the best interest of all shareholders. Despite Grossman and Horowitz almost being removed by a majority of shareholders in the Consent Solicitation, they still assert themselves as “stewards of corporate governance.” If they truly cared about what shareholders wanted, they would listen to them and step down.

To be clear: unless we hold a majority of the Board and can implement the real changes that our plan had contemplated, a turnaround would be a difficult challenge especially given the current “going concern” warning stated in Barnwell’s current quarterly filing. We did not anticipate that current entrenched management would expend nearly all its remaining scarce cash balances on non-productive legal defense and in so doing jeopardize Barnwell’s viability.

Again, we are shocked and disappointed at the outcome of our efforts. But we respect and support the will of the shareholders. As such, although the Judge has ruled that the Sherwood slate of directors are not eligible for election, we will continue our solicitation on the GREEN card in protest against the Company’s blatant disregard for its shareholders. We will not stand by without protest while the Company “rips off” the election against approximately 42% (and growing) of the outstanding shares who have voted in favor of the Sherwood slate (and against them). Grossman and Horowitz may not wish to protect OR respect the will of the shareholders but the Sherwood Group will preserve it to the extent it can.

Sincerely,

/s/ Ned L. Sherwood
Ned L. Sherwood

Voting Is Ongoing

Shareholders are reminded that voting remains open for the 2025 Annual Meeting. Preliminary voting results are not final and may not reflect the ultimate outcome. Shareholders who have already voted may revoke their proxy and submit a new one at any time up to and including the meeting date. Shareholders should note that Barnwell has refused to accept or count votes submitted in favor of the Sherwood Group.

The Sherwood Group strongly urges shareholders not to give undue weight to the preliminary voting results and, instead, to consider all material facts concerning the election before making their voting decisions with respect to the annual meeting.

If you have any questions, please contact:

Alliance Advisors

150 Clove Road, Suite 400, Little Falls, NJ 07424

Shareholders call toll-free: 1 (833) 215-7301

Email: brn2025@allianceadvisors.com

For media inquiries or further information, please contact:

Alyssa Barry

Media Relations, Alliance Advisors

abarry@allianceadvisors.com